Exhibit 3.2

BYE-LAWS

OF

CUSHMAN & WAKEFIELD LTD.

(Adopted by a Resolution with effect from 27 November 2025)

Capitalisation of Profits	31

Record Date	32

Accounting Records	32

Service of Notices and Documents	32

Indemnity	34

Continuation	35

Amalgamation, Merger and/or Consolidation	35

Winding-Up	35

Changes to Constitutional Documents	35

Forum/Governing Law	36

Other Depositary Interests	36

BYE-LAWS

OF

CUSHMAN & WAKEFIELD LTD.

(Adopted by a Resolution with effect from 27 November 2025)

INTERPRETATION

1.	In these Bye-Laws, the following terms shall have the following meanings unless the context otherwise requires:

Appointed Number: has the meaning given to that term in Bye-Law 31;

Appointed Proxy: has the meaning given to that term in Bye-Law 31;

Auditor: the auditors for the time being of the Company;

Board: the Directors of the Company appointed or elected pursuant to these Bye-Laws and acting by resolution as provided for in the Companies Acts and in these Bye-Laws or the Directors present at a meeting of Directors at which there is a quorum;

Board Number: has the meaning given to that term in Bye-Law 60;

Common Share(s): means a common Share of par value of US$0.10 per Share;

Companies Act: the Companies Act 1981 of Bermuda, as may be amended or replaced from time to time;

Companies Acts: the Companies Act and all other corporate and tax statutes in effect from time to time in Bermuda that govern Bermuda companies;

Company: the above named company;

Depositary: any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Company or otherwise approved by the Board that holds or is interested directly or indirectly, including through a nominee, in, shares or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests (which, for the avoidance of doubt, includes The Depositary Trust Company (DTC));

Depositary Interest: any certificate, instrument, security, depositary receipt or other document of title issued or created, or interest recorded in an account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, or to receive shares or rights or interests in respect thereof;

Depositary Interest Holder: the holder of a Depositary Interest;

Depositary Shares: has the meaning given to that term in Bye-Law 30;

Director Resolution: a proposed resolution of the Company for the appointment of a person as a Director;

Directors: any person duly elected or appointed as a director of the Company and any person occupying the position of director of the Company by whatever name called;

Exchange Act: the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time;

Electronic Record: has the same meaning as in the Electronic Transactions Act 1999;

Independent Director: a director that satisfies both (i) the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Shares are then-currently listed and (ii) the independence criteria set forth in Rule 10A-3 under the Exchange Act;

Indemnified Person: any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (including anyone previously acting in such capacity), and his or her heirs, executors and administrators, personal representatives or successors or assigns;

Lead Independent Director: has the meaning given to that term in Bye-Law 91;

Memorandum of Association: the memorandum of association of the Company, as amended or restated from time to time;

Member: has the same meaning as in the Companies Act;

Member Associated Person: any person acting in concert with, or having a material relationship with, the Member or Members making the request;

Officer: a person appointed by the Board pursuant to these Bye-Laws but shall not include the Auditor;

Proxy Register: has the meaning given to that term in Bye-Law 31;

Record Date: has the meaning given to that term in Bye-Law 34;

Register: the register of Members to be kept in accordance with the Companies Act and maintained by the Company in Bermuda;

Registered Office: the registered office for the time being of the Company in Bermuda;

Resident Representative: (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution: a resolution of a general meeting passed by a majority of the votes cast by Members entitled to vote, present in person or by proxy at the meeting, or a written resolution adopted by a majority of the votes cast by the Members in accordance with the Companies Acts;

Rights Plan: has the meaning given to that term in Bye-Law 101;

Secretary: the secretary for the time being of the Company and any person appointed to perform any of the duties of the secretary;

Securities Act: has the meaning given to that term in Bye-Law 153;

Share: a share in the capital of the Company and shall include stock, treasury shares and a fraction of a share/stock, and preference shares, unless the specifically stated otherwise;

these Bye-Laws: the bye-laws of the Company in their present form;

US$: the lawful currency of the United States of America.

1.1

For the purposes of these Bye-Laws, a corporation which is a Member shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative(s) is/are present.

1.2	Words importing the singular number include the plural number and vice versa.

1.3	Words importing the masculine gender include the feminine gender.

1.4	Words importing persons include any company or association or body of persons whether corporate or unincorporate and natural persons.

1.5	Any reference to writing includes all modes of representing or reproducing words in a visible form, including in the form of an Electronic Record.

1.6	Unless the context otherwise requires, words and expressions defined in the Companies Acts bear the same meanings in these Bye-Laws.

1.7	Headings are used for convenience only and shall not affect the construction of these Bye-Laws.

GENERAL MEETINGS

2.

Save and to the extent that the Company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by the Companies Acts, the Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than annual general meetings which shall be called special general meetings.

NOTICE OF GENERAL MEETINGS

3.

Subject to Bye-Laws 138 to 141 inclusive, at least ten (10) clear days’ but no more than sixty (60) clear days’ notice in writing (exclusive of the day on which the notice is served or deemed to be served, and of the day for which the notice is given) shall be given for each annual general meeting and each special general meeting, respectively. Every notice shall specify the place, day and hour of the meeting and, in the case of special general meetings, the general nature of the business to be considered, and shall be given in the manner provided in these Bye-Laws or in such other manner (if any) as may be prescribed by the Company, to such persons as are entitled to receive such notices from the Company.

4.	Notwithstanding that a general meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a general meeting, called as an annual general meeting by all the Members entitled to attend and vote thereat;

(b)

in the case of any other general meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the Shares giving that right.

5.

The accidental omission to give notice of a meeting to, or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at any meeting.

6.

The Board may cancel or postpone a meeting of the Members after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Members entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law. In addition to the notice provisions provided for elsewhere in these Bye-Laws, notice of the time and place of the moved and/or postponed meeting shall (if practical) be placed on the Company’s investor relations page at www.cushmanwakefield.com/investorrelations.

PROCEEDINGS AT GENERAL MEETINGS

7.

In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum of Members is present at the time that the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairperson, which shall not be treated as part of the business of the meeting. Save as herein otherwise provided, at least one Member representing a majority of the voting rights of all the Members entitled to vote at the meeting, present in person or by proxy shall be a quorum.

8.

If within five (5) minutes (or such longer time as the chairperson of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case, the meeting shall be adjourned to such other day and such other time and place as the chairperson of the meeting may determine. At any adjourned meeting one (1) Member present in person or by proxy and entitled to vote, regardless of the number of shares held, shall constitute a quorum at the adjourned meeting.

9.

The Company shall give not less than five (5) days’ notice of any meeting adjourned due to a lack of quorum. Such notice shall specify at least one (1) Member present in person or by proxy and entitled to vote, regardless of the number of shares held, shall constitute a quorum at the adjourned meeting.

10.

Any Director (or, having delivered a written notice upon the Registered Office requiring that notices of meetings be sent to the Resident Representative, the Resident Representative) shall be entitled to attend and speak at any general meeting of the Company.

11.

The chairperson of the Board shall preside as chairperson at every general meeting of the Company. If there is no such chairperson of the Board, or if at any meeting he or she is not present within five minutes after the time appointed for holding the meeting or is unwilling to act as chairperson, the Directors present shall choose one of their number to act or, if only one Director is present, he or she shall preside as chairperson if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote shall elect one of their number to be chairperson. References to “chairperson” in these Bye-Laws mean the chairperson of the meeting unless otherwise indicated.

12.

The chairperson may, with the consent by resolution of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

PHYSICAL, COMBINED AND VIRTUAL GENERAL MEETINGS

13.

The Board may, at its sole discretion, decide to hold a general meeting: (a) on such date, at such time and in such place or places, whether within or outside Bermuda, as a physical general meeting only (Physical Meeting); (b) on such date, at such time and in such place or places, whether within or outside Bermuda, as a combined physical and remote communication or virtual general meeting (Combined Meeting); or (c) if deemed appropriate by the Board, as a meeting held without any physical location, conducted entirely by means of remote communication or virtual attendance (Virtual Meeting), as may be specified by the Board in the notice of meeting.

14.

The Board shall provide details of the means for Members to attend and participate in the meeting, including the physical place or places of meeting in the case of a either a Physical Meeting or a Combined Meeting, and the electronic platforms to be used in the case of either a Combined Meeting or a Virtual Meeting.

15.	The Board may, and at any general meeting, the chairperson of a Combined Meeting or a Virtual Meeting may, make any arrangement and impose any requirement or restriction as is:

(a)	necessary to ensure the identification of those taking part and the security of the remote, electronic or virtual communication; and

(b)	proportionate to achieving these objectives.

16.

All resolutions put to Members at a Physical Meeting, a Combined Meeting or a Virtual Meeting shall be voted on by a poll in accordance with Bye-Laws 19 to 27 and such poll votes may be cast by such means as the Directors in their absolute discretion consider appropriate for the purposes of the meeting.

17.

Persons seeking to attend or participate in a Combined Meeting or Virtual Meeting via an electronic platform shall be responsible for ensuring that they have access to the facilities (including, without limitation, systems, equipment and connectivity) which are necessary to enable them to do so. Unless the meeting is adjourned by the chairperson in accordance with the provisions of Bye-Law 12, any inability of a person or persons to attend or participate in a Combined Meeting or Virtual Meeting via an electronic platform will not affect the validity of such meeting, any business conducted at such meeting up to the point of adjournment, or any action taken pursuant to such meeting.

18.

The Board shall take reasonable measures to ensure that Members attending and participating in a Combined Meeting or Virtual Meeting by means of remote communication or virtual attendance are afforded the same opportunities to participate in the business of the meeting as those attending physically, where applicable.

VOTING

19.

Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

20.	At any general meeting, a resolution put to the vote of the meeting shall be decided by way of a poll.

21.	A poll shall be taken in such manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the meeting.

22.	In the case of an equality of votes at a general meeting, the chairperson of the meeting shall not be entitled to a second or casting vote and the resolution shall fail.

23.	On a poll votes may be cast either personally or by proxy.

24.	A person entitled to more than one vote on a poll need not use all his or her votes or cast all the votes he or she uses in the same way.

25.

In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

26.

A Member who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote by his or her receiver, committee, curator bonis or other person of similar nature appointed by such court, and any such receiver, committee, curator bonis or other person may vote by proxy and may otherwise act and be treated as such Member for the purpose of the general meetings.

27.

No Member, unless the Board otherwise determines, shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him or her in respect of Shares in the Company have been paid.

28.

No objection shall be raised as to the qualification of any voter or as to whether any votes have been properly counted except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time and in accordance with these Bye-Laws shall be referred to the chairperson and shall only vitiate the decision of the meeting on any resolution if the chairperson decides that the same may have affected the decision of the meeting. The decision of the chairperson on such matters shall be final and conclusive.

29.	Cumulative voting of Shares is prohibited.

DEPOSITARY

30.

Subject to these Bye-Laws and to applicable law, a Depositary may appoint as its proxy or proxies, in relation to any Shares which it holds, anyone it thinks fit and may determine the manner and terms of any such appointment. Each appointment must state the number and class of Shares to which it relates and the total number of Shares of each class in respect of which appointments exist at any one time, which must not exceed the total number of Shares of each such class registered in the name of the Depositary or its nominee (the Depositary Shares) at that time.

31.

A Depositary must keep a register (the Proxy Register) of each person it has appointed as a proxy under Bye-Law 30 (an Appointed Proxy) and the number of Depositary Shares (his or her Appointed Number) to which the appointment relates. The Directors will determine the requisite information to be recorded in the Proxy Register relating to each Appointed Proxy.

32.

Any person authorized by the Directors may inspect the Proxy Register during usual business hours and the Depositary will give such person any information which he or she requests as to the contents of the Proxy Register.

33.

An Appointed Proxy may appoint another person as his or her proxy for his or her Appointed Number of Depositary Shares, provided the appointment is made and deposited in accordance with Bye-Laws 38 to 48. These Bye-Laws apply to that appointment and to the person so appointed as though those Depositary Shares were registered in the name of the Appointed Proxy and the appointment was made by him or her in that capacity. The Directors may require such evidence as they think appropriate to decide that such appointment is effective.

34.

For the purposes of determining who is entitled as an Appointed Proxy to exercise the rights conferred by Bye-Laws 31 to 33 and the number of Depositary Shares in respect of which a person is to be treated as having been appointed as an Appointed Proxy for these purposes, the Depositary may decide that the Appointed Proxies who are so entitled are the persons entered in the Proxy Register at a time and on a date (a Record Date) agreed between the Depositary and the Company.

35.	When a Record Date is decided for a particular purpose:

(a)	an Appointed Proxy is to be treated as having been appointed for that purpose for the number and class of Shares appearing against his or her name in the Proxy Register as at the Record Date; and

(b)	changes to entries in the Proxy Register after the Record Date will be ignored for this purpose.

36.

Except for recognizing the rights given in relation to general meetings by appointments made by Appointed Proxies pursuant to Bye-Law 33, the Company is entitled to treat any person entered in the Proxy Register as an Appointed Proxy as the only person (other than the Depositary) who has any interest in the Depositary Shares in respect of which the Appointed Proxy has been appointed.

37.

At a general meeting, the chairperson has the final decision as to whether any person has the right to vote or exercise any other right relating to the Depositary Shares. In any other situation, the Directors have the final decision as to whether any person has the right to exercise any right relating to any Depositary Shares.

PROXIES AND CORPORATE REPRESENTATIVES

38.

A Member may appoint a proxy or corporate representative: (a) by an instrument in writing under the hand of the Member or his or her duly authorised attorney or if the Member is a corporation, under the hand of its duly authorised representative; or (b) such telephonic, electronic, website or other means as may be approved by the Board from time to time. A proxy or corporate representative need not be a Member.

39.

An instrument appointing a proxy or (if a corporation) representative may be in any usual or common form (or such other form as the Board may approve) and may be expressed to be for a particular meeting or any adjournment thereof or may appoint a standing proxy or (if a corporation) representative, which shall be valid for all general meetings and adjournments thereof or any written resolutions, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose.

40.

The operation of a standing proxy or authorisation shall be suspended at any general meeting or adjournment thereof at which the Member is present in person or by specially appointed proxy. The Board may require evidence as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until the Board determines that they have received such satisfactory evidence.

41.

A Member may appoint a proxy which shall be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant Shares at any meeting of the Members at which such holder is present. The Company shall give to the proxy holder notice of all meetings of Members of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

42.	A Member may appoint more than one proxy in relation to a meeting provided that each proxy is appointed to exercise the rights attached to a different Share or Shares held by such Member.

43.

The instrument appointing a proxy or corporate representative, and the power of attorney (if any) under which it is signed, together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office of the Company or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written resolution, in any document sent therewith prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written resolution, prior to the effective date of the written resolution.

44.

In default of any of the provisions in these Bye-Laws to deliver any instrument of proxy or authorisation at the Registered Office of the Company or at such other place as is specified for that purpose in the notice convening the meeting, the instrument of proxy or authorisation shall not be treated as valid and the decision of the chairperson of any general meeting as to the validity of any appointments of a proxy shall be final.

45.

Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written resolution forms of instruments of proxy or authorisation for use at that meeting or in connection with that written resolution.

46.

The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a written resolution or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

47.

A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the proxy or of the corporate authority, unless notice in writing of such death, unsoundness of mind or revocation was received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the general meeting, or adjourned meeting, or the taking of the poll, or the day before the effective date of any written resolution at or for which the instrument or proxy is used.

48.

Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws relating to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Member at general meetings or to sign written resolutions.

MEMBER PROPOSALS

49.

Where a Member or Members, in accordance with the provisions of the Companies Acts, request the Company to (i) call a general meeting for the purposes of bringing a resolution of the Members before the meeting, or (ii) give notice of a resolution of the Members to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Acts, contain the following (and to the extent that the request relates to the nomination of a Director, the content requirements of Bye-Law 63(b) shall also apply):

49.1

to the extent that the request relates to the nomination of a Director as to each person whom the Members propose to nominate for election or re-election as a Director, for each person proposed to be nominated for election or re-election as a Director:

(a)

all information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors, or otherwise required, pursuant to Regulation 14A under the Exchange Act. This includes, but is not limited to: (i) the nominee’s name, age, business address, and residential address; (ii) a description of the nominee’s principal occupation or employment for the past five (5) years; (iii) the nominee’s qualifications and any directorships held in publicly listed companies; (iv) any material interests, including relationships with the proposing Members or the Company; and

(b)	the nominee’s written consent to: (i) being named as a nominee in the proxy statement or meeting notice; and (ii) serving as a Director if elected (or re-elected).

49.2

to the extent that the request relates to any business other than the nomination of a Director that the Members propose to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Members (other than where the Member is a Depositary) and any Member Associated Persons on whose behalf the nomination or proposal is made, individually or in the aggregate, including any anticipated benefit to the Members (other than where the Member is a Depositary) or the Member Associated Persons therefrom on whose behalf the nomination or proposal is made;

49.3	as to the Members giving the notice and the Member Associated Persons, if any, on whose behalf the nomination or proposal is made:

(a)	the name and address of such Members, as they appear on the Company’s books, and of such Member Associated Persons, if any;

(b)	the class and number of Shares of the Company held by such Members which are owned beneficially by such Members and such Member Associated Persons, if any;

(c)

any option, warrant, restricted stock unit, convertible security, share appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Shares of the Company or with a value derived in whole or in part from the value of the Company or any class or series of Shares or other securities of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of Shares of the Company or otherwise directly or indirectly owned beneficially by such Members or by any Member Associated Persons and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any security or instrument of the Company, in each case, regardless of whether (i) such interest conveys any voting rights in such security to such Members or Member Associated Persons, (ii) such interest is required to be, or is capable of being, settled through delivery of such security or instrument or (iii) such person may have entered into other transactions to hedge the economic effect of such interest (any such interest in this Bye-Law 49.3(c), a Derivative Instrument);

(d)

the name of each person with whom such Members or Member Associated Persons have any agreement, arrangement or understanding (whether written or oral) (i) for the purposes of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy or consent solicitation made generally by such person to all holders of Shares of the Company) or disposing of any Shares of the Company, (ii) to cooperate in obtaining, changing or influencing the control of the Company (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses), (iii) with the effect or intent of increasing or decreasing the voting power of, or that contemplates any person voting together with, any such Members or Member Associated Persons with respect to any Shares of the Company or any business proposed by the Members or (iv) otherwise in connection with any business proposed by a Members (and a description of each such agreement, arrangement or understanding described in this Bye-Law 49.3(d) being a Voting Agreement);

(e)

details of all other material interests of each Members or any Member Associated Persons in such proposal or any security of the Company (including, without limitation, any rights to dividends or performance- based fees based on any increase or decrease in the value of such security or Derivative Instruments or if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) (collectively, Other Interests);

(f)

a list of all transactions by such Members and any Member Associated Persons involving any securities of the Company or any Derivative Instruments, Voting Agreements or Other Interests within the six-month period prior to the date of the notice;

(g)

any proportionate interest in Shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Members or any Member Associated Persons is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

(h)

any performance-based fees (other than an asset-based fee) that such Members or any Member Associated Persons is entitled to based on any increase or decrease in the value of Shares of the Company or Derivative Instruments, if any, as of the date of such notice, including (without limitation) any such interests held by the members of such Members’ or any Member Associated Person’s immediate family sharing the same household (which information shall be supplemented by such Members and any Member Associate Persons not later than two days after the record date for the meeting to disclose such ownership as of the record date);

(i)

a description of the economic terms of all of the foregoing items, including all Derivative Instruments, Voting Agreements or Other Interest, and copies of all agreements and other documents (including, without limitation, master agreements, confirmations and all ancillary documents and the names and details of counterparties to, and brokers involved in, all such transactions) relating to each such item, including all Derivative Instruments, Voting Agreements or Other Interests;

(j)

a representation that each proposing Member is a holder of record of Shares of the Company entitled to vote at such meeting and each intends to appear at the general meeting or be represented by proxy at the meeting to propose such business;

(k)

a representation as to whether the Members or any Member Associated Persons intends, or are part of a group that intends, to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s Shares required to approve or adopt the proposal or (B) otherwise solicit proxies or votes from Members in support of such proposal;

(l)

a certification regarding whether such Members and such Member Associated Persons, if any, have complied with all legal requirements in connection with such Members’ or Member Associated Persons’ acquisition of Shares of the Company;

(m)

any other information relating to such Members or Member Associated Persons that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(n)

to the extent known by the Member Associated Persons or the Members giving the notice, the name and address of any other Member or Member Associated Person supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request.

50.	For the purposes of Bye-Law 49, a Member Associated Person of any Member shall, including the definition ascribed to Member Associated Person in accordance with Bye-Law 1 above, mean:

(a)	any person controlling, directly or indirectly, or acting in concert with such Member;

(b)	any beneficial owner of Shares in the capital of the Company owned of record or beneficially by such Member; and

(c)	any person controlling, controlled by or under common control with such Member Associated Person.

51.

If a request made in accordance with Bye-Law 49 does not include the information specified in Bye-Law 49 or if a request made in accordance with Bye-Law 49 is not received in the time and manner required by Bye-Law 52, in respect of such Shares which the relevant Members hold which are owned beneficially by such Members and the Member Associated Persons, if any, on whose behalf the nomination or proposal is made (the Member Default Shares), the relevant Members shall not be entitled to vote, either at the general meeting or by proxy at a general meeting or at a separate meeting of the holders of that class of Shares (or at an adjournment of any such meeting), the Member Default Shares with respect to the matters detailed in the request made in accordance with Bye-Law 49.

52.

Without prejudice to the rights of any Member under the Companies Act, a Member who makes a request to which Bye-Law 49 relates, must deliver any such request and accompanying information pursuant to Bye-Law 49 in writing to the Secretary at the Registered Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the date of the first anniversary of the preceding year’s annual general meeting, notice by the Member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the tenth (10) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a Member’s notice as described in this Bye-Law 52.

53.

Notwithstanding the provisions of Bye-Law 49, 51 or 52, a Member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Bye-Law 49, 51 or 52. Nothing in Bye-Law 49, 51 or 52 shall be deemed to affect any rights of Members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, subject in each case to compliance with the Exchange Act.

WRITTEN RESOLUTIONS OF MEMBERS

54.

Subject to the Companies Acts, anything which may be done by resolution of the Members in a general meeting or by resolution of any class of Members in a separate general meeting may be done by unanimous written resolution, signed by all the Members (or the holders of such class of Shares) who would be entitled to attend a meeting and vote on such resolution if the resolution were voted on at a general meeting of the Members. Such written resolution may be signed by the Member or its proxy, or in the case of a Member that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Member, in as many counterparts as may be necessary.

55.

Notice of any written resolution to be made under this Bye-Law shall be given to all the Members who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any written resolution to be made under this Bye-Law to such Members shall be satisfied by giving to those Members a copy of that written resolution in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the written resolution.

APPOINTMENT AND REMOVAL OF DIRECTORS

56.	The number of Directors shall be at least five (5) and not more than eleven (11), or such number as a majority of the Board may from time to time determine.

57.

The Company shall cause the Board to include Chief Executive Officer and at least one Independent Director until such time as the Board or the Company determine otherwise, in accordance with these Bye-Laws.

58.

At the date of these Bye-Laws, the company has ten (10) Directors, and until the election of Directors at the annual general meeting in 2028, Directors of the Company shall be divided into three classes of Directors, designated as “Class I”, “Class II” and “Class III”, respectively. At the time these Bye-Laws go into effect, each of the Directors shall be assigned to the same class they were in immediately prior to such effective time. The Board is also authorized to assign any persons who take office as Directors after the date hereof but prior to the annual general meeting in 2028 to any such class; provided, however, that the classes are as close to equal size as possible. The term of appointment for: (1) the Class I Directors expires at the close of the Company’s annual general meeting in 2028, (2) the Class II Directors expires at the close of the Company’s annual general meeting in 2026, and (3) the Class III Directors expires at the close of the Company’s annual general meeting in 2027. Following the annual general meeting in 2028, the Director classes will no longer be relevant and shall cease to exist.

59.

Each Director of the Company shall be elected annually and hold office until the next annual general meeting and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification, or removal from office, provided that (1) at the annual general meeting in 2026, the Class II Directors and any other Director nominees will stand for election and, if elected, will serve terms that expire at the close of the Company’s annual general meeting in 2027; (2) at the annual general meeting in 2027, the Class II Directors, the Class III Directors, and any other Director nominees will stand for election and, if elected, will serve terms that expire at the close of the Company’s annual general meeting in 2028; and (3) commencing with the annual general meeting in 2028 and for subsequent annual general meetings, all Directors and Director nominees will stand for election and, if elected, will serve terms that expires at the close of the Company’s next annual general meeting.

60.

Subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by the Company by Resolution and shall serve until the termination of the next annual general meeting following their appointment. In the event that at an annual general meeting it is proposed to vote upon a number of Director Resolutions that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the Board Number), the persons that shall be appointed Directors shall first be the person who receives the greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and then shall second be the person who receives the second greatest number of “for” votes (whether or not a majority of those votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals the Board Number. All Directors, upon election or appointment (except upon re-election at an annual general meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

61.	In any case where the Company has no Directors, the Members have the right, by notice in writing, to appoint a person to be a Director of the Company.

62.

Any one or more vacancies in the Board not filled by the Members at any general meeting of the Members shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy which includes, but is not limited to, vacancies arising from: (i) the resignation, retirement, or removal of a Director before the expiration of his or her term; or (ii) the failure of a Director to complete his or her term for any other reason.

63.

Beginning immediately after the annual general meeting in 2028, any person so appointed by the Board to fill a casual vacancy shall hold office until the next annual general meeting, at which meeting the Director shall be up for re-election by the Members. Notwithstanding any other provisions of these Bye-Laws, no person shall be appointed a Director at any general meeting unless:

(a)	he is nominated by the Board; or

(b)

notice of the intention to nominate that person for appointment is given by a Member qualified to vote at the meeting (other than the person to be proposed) has been received by the Company in accordance with Bye-Law 49 and 52 or Section 79 of the Companies Act stating the particulars which would, if he or she were so appointed, be required to be included in the Company’s register of Directors, together with notice by that person of his or her willingness to be appointed.

64.

The Company may in a special general meeting called for that purpose remove a Director by resolution passed by a majority of the votes cast by Members entitled to vote on such resolution, provided notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he or she shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a special general meeting may be filled at the meeting by the election of another Director in his or her place or, in the absence of any such election, by the Board.

REGISTER OF DIRECTORS AND OFFICERS

65.

The Board shall establish and maintain (or cause to be established and maintained) a register of the Directors and Officers of the Company as required by the Companies Act. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Act between 10:00 a.m. and 12:00 noon on every working day.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

66.	The office of Director shall automatically be vacated if the Director:

(a)	resigns his or her office by notice in writing, which may be delivered either in physical form or electronic copy to the Registered Office or tendered in person at a meeting of the Board; or

(b)	becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Directors resolve that his or her office is vacated; or

(c)	becomes bankrupt under the laws of any country or makes any arrangement or composition with his or her creditors generally; or

(d)	if he or she is prohibited by law from being a Director; or

(e)	if he or she ceases to be a Director by virtue of the Companies Act or is removed from office pursuant to these Bye-Laws.

DIRECTORS’ FEES AND EXPENSES

67.

The remuneration to be paid to the Directors, if any, shall be determined by the Board or committee thereof. Each Director shall also be entitled to be paid all reasonable travelling, hotel and other expenses properly incurred by him or her in connection with his or her attendance at meetings of the Directors, committees constituted pursuant to these Bye-Laws, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other. The Board or a committee thereof may approve additional remuneration to any Director for services which in the opinion of the Directors go beyond the ordinary duties of a Director, including but not limited to committee member, committee chair, chairperson of the Board or Lead Independent Director, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Bye-Law.

DIRECTORS’ INTERESTS

68.

A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his or her office of Director for such period and upon such terms as to remuneration and otherwise as the Directors may determine.

69.

A Director or officer may act by himself or herself or his or her firm in a professional capacity for the Company (otherwise than as Auditor), and he or she or his or her firm shall be entitled to remuneration for professional services as if he or she were not a Director or officer.

70.

Subject to the provisions of the Companies Acts and any other document or policy governing Director independence, a Director may notwithstanding his or her office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

71.

Subject to any other document or policy governing Director independence, so long as, where it is necessary, he or she declares the nature of his or her interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his or her office be accountable to the Company for any benefit which he or she derives from any office or employment to which these Bye-Laws allow him or her to be appointed or from any transaction or arrangement in which these Bye-Laws allow him or her to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

72.

Subject to and any other document or policy governing Director independence, a Director who to his or his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his or her interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he or she is so interested and if he or she shall do so his or her vote shall be counted, and he or she shall be taken into account in ascertaining whether a quorum is present.

73.

Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he or she is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

74.

Subject to the provisions of the Companies Acts and these Bye-Laws, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

75.	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Members.

76.

The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or any entity which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his or her family or any person who is or was dependent on him or her, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

77.

The Board may from time to time appoint one or more of its Directors to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him or her and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his or her remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

78.

Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him or her.

79.

The Directors may delegate any of the powers exercisable by them to any person or persons acting individually or jointly, as a committee or otherwise, as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

PROCEEDINGS OF THE BOARD

80.

The Board may meet for the despatch of business, adjourn, and otherwise regulate its meetings and proceedings, as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chairperson shall not have a second or casting vote and the motion shall be deemed to have been lost.

81.

A Director may, and the Secretary on the requisition of a Director shall, at any time, summon a meeting of the Board. Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

82.

The quorum necessary for the transaction of business of the Directors shall be a majority of the total number of Directors. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

83.

The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

84.

So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

85.

The Board may elect a chairperson of their meetings and determine the period for which he or she is to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairperson of the meeting.

86.

The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

87.

A written resolution signed by all of the Directors or all of the members of a committee for the time being entitled to receive notice of a meeting of the Board or committee, including a resolution signed in counterpart, shall be as valid and effectual as if it had been passed at a meeting of the Board or of a committee duly called and constituted.

88.

To the extent permitted by law, a meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairperson of the meeting then is.

89.

All acts done by any meeting of the Board or of a committee, or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid, or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS

90.

The Board may appoint Officers as they may from time to time consider necessary upon such terms as to duration of office, remuneration and otherwise as they may think fit. Officers need not be Directors and may be ascribed such titles as the Directors may decide. The Board may revoke or terminate any such Officer appointment at any time as they may think fit. Any such revocation or termination shall be without prejudice to any claim for any damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him or her and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Directors.

LEAD INDEPENDENT DIRECTOR

91.

One of the Independent Directors may be elected lead Independent Director as the Board may determine (the “Lead Independent Director”). The Lead Independent Director shall have such responsibilities as are specifically conferred upon him or her by the Directors.

SECRETARY AND RESIDENT REPRESENTATIVE

92.

The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

93.

A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

ISSUE OF SHARES

94.

The Board may (subject to the provisions of these Bye-Laws, the Memorandum of Association and the Companies Acts and without prejudice to any rights attached to any existing Shares), without the need for Member approval, issue, offer, allot, grant options over, grant rights to subscribe for, or otherwise dispose of the unissued Shares up to the limit of the authorised Shares (whether forming part of the original capital or any increased capital), which Shares may be:

(a)	Common Shares; or

(b)

preference Shares (and the Board is hereby authorized to fix and determine the terms of any such preference Shares as it sees fit, including without limitation any deferred, preferred, or other special rights or restrictions regarding dividends, voting, return of capital, or otherwise).

95.

The Company shall not issue any Shares unless the consideration for such Shares has been fully paid, in cash or otherwise, in accordance with the Companies Act. For avoidance of doubt, no Share shall be issued as partly paid or nil paid. Any purported issuance of Shares in contravention of this Bye-Law shall be null and void ab initio, and the Company shall not recognize any rights attaching to such Shares, including but not limited to voting rights, dividend rights, or rights to participate in the distribution of assets upon liquidation. The Company shall not record in its Register any issuance of Shares unless evidence of full payment has been provided and verified by the Board or its authorized representatives.

96.	Subject to the Companies Acts, any preference Shares may, with the sanction of a resolution of the Board, be issued on terms:

(a)	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)	that they are liable to be redeemed at the option of the Company; and/or,

(c)	if authorised by the Memorandum of Association, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to but shall not form part of these Bye-Laws.

PURCHASE OF SHARES

97.

The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own Shares, to be held as treasury Shares or cancelled, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The Company shall be entered in the Register as a Member in respect of the Shares held by the Company as treasury Shares and shall be a Member of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those Shares save as expressly provided for in the Companies Act.

98.

Subject to the provisions of these Bye-Laws, any Shares of the Company held by the Company as treasury Shares shall be at the disposal of the Board, which may hold all or any of the Shares, dispose of or transfer all or any of the Shares for cash or other consideration, or cancel all or any of the Shares.

VARIATION OF SHARE RIGHTS

99.

If at any time the Share capital is divided into different classes of Shares, subject to the Companies Acts, all or any of the special rights for the time being attached to any class of Shares (excluding the preference Shares issued pursuant to Bye-Law 94, and in all cases unless otherwise provided by the terms of issue of the Shares of that class) (whether or not the Company is being wound up) may be varied or abrogated with the consent in writing by 75% of the holders of the issued Shares of that class or with the sanction of a resolution passed by the holders by simple majority of the issued Shares of that class as may be present in person or by proxy at a separate general meeting of the holders of the Shares of that class. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum at a separate meeting shall be at least two persons, holding or representing by proxy at least one-third in nominal value of the issued shares of the class, and that any holder of Shares of the relevant class present in person or by proxy may demand a poll.

100.	The rights conferred upon the holders of any Shares, shall not, unless expressly provided in the terms of those rights, be deemed to be altered or abrogated by:

(i)

the creation or issue of further Shares whether such Shares rank in priority to, equally with (pari passu), or subsequent to, any existing Share or class of Shares (including without limitation, any preference Shares issued), provided that this shall not limit or restrict the adoption, implementation, amendment, operation, or effects of any shareholder rights plan pursuant to Bye-Law 101 (including, without limitation, the issuance of rights, Shares, or other securities in connection therewith);

(ii)	the purchase or redemption, or other repurchase of, any Shares by the Company;

(iii)	any alteration of the Company’s share capital in accordance with the Companies Acts and these Bye-Laws; and

(iv)

the adoption, implementation, amendment, operation or effects of any shareholder rights plan pursuant to Bye-Law 101, including the issuance of rights, Shares, or other securities in connection therewith.

SHAREHOLDER RIGHTS PLAN

101.

Subject to the provisions of the Companies Acts, the Board may, in its absolute discretion, exercise any power of the Company to establish a shareholder rights plan (the Rights Plan) including approving the execution of any document relating to the adoption, implementation and/or amendment of the Rights Plan. The Rights Plan may be in any such form and include any such terms as the Board shall, in its absolute discretion, decide.

102.

Subject to the provisions of the Companies Acts, the Board may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of rights) (i) to subscribe for shares of the Company and/or (ii) to acquire Depositary Interests which would be issued by the Depositary (to whom the Company would issue new shares in connection therewith), in each case in accordance with the Rights Plan.

UNCERTIFICATED SHARES AND SHARE CERTIFICATES

103.

The Company may, at its discretion, issue Shares in uncertificated form in accordance with the Companies Act, with ownership recorded electronically in the Register. Transfers of uncertificated Shares shall be made by electronic entry in the register and be effective without the need for physical share certificates. Members holding uncertificated Shares will receive an electronic statement or other form of notification confirming their ownership, and the holder of uncertificated Shares may request conversion to certificated form, subject to the Company’s procedures and any fees determined by the Board.

104.

The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the Shares have been issued. The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person, and delivery of a certificate to one joint holder shall be sufficient delivery to all. If a share certificate is defaced, lost or destroyed, it may be replaced on payment of such fee (if any) and on such terms (if any) as to evidence and indemnity, and on the payment of expenses of the Company in investigating such evidence and preparing such indemnity as the Directors shall think fit and, in case of defacement, on delivery of the old certificate to the Company for cancellation.

105.

All certificates for Share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

106.	Notwithstanding any provisions of these Bye-Laws:

(a)

the Board shall, subject always to the Companies Acts and any other applicable laws and regulations and the facilities and requirements of any relevant system concerned, have power to implement any arrangements it may, in its absolute discretion, think fit in relation to the evidencing of title to and transfer of uncertificated Shares and to the extent such arrangements are so implemented, no provision of these Bye-Laws shall apply or have effect to the extent that it is in any respect inconsistent with the holding or transfer of Shares in uncertificated form; and

(b)

unless otherwise determined by the Board and as permitted by the Companies Acts and any other applicable laws and regulations, no person shall be entitled to receive a certificate in respect of any Share for so long as the title to that Share is evidenced otherwise than by a certificate and for so long as transfers of that Share may be made otherwise than by a written instrument.

NON-RECOGNITION OF TRUSTS

107.

Except as required by the Companies Acts or these Bye-Laws, or under an order of a court of competent jurisdiction, no person shall be recognised by the Company as holding any Share upon trust and, the Company shall not be bound by or compelled to recognise in any way, even when notice thereof is given to it, any equitable, contingent, future or partial interest in any Share any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

REGISTER OF MEMBERS

108.

The Board shall establish and maintain (or cause to be established and maintained) the Register at the Registered Office or at such other place determined by the Board in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day. Unless the Board so determines, no Member or intending Member shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any Share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any other provisions of these Bye-Laws.

TRANSFER OF SHARES

109.

The instrument of transfer of any Share shall be executed by or on behalf of the transferor. The transferor shall be deemed to remain the holder of the Share until the name of the transferee is entered in the Register in respect of such Share. All instruments of transfer, once registered, may be retained by the Company.

110.

Subject to any applicable restrictions contained in the Companies Acts and these Bye-Laws, Shares shall be transferred in any usual or common form approved by the Board. No such instrument shall be required on the redemption of a Share or on the purchase by the Company of a Share.

111.

The Board may, in its absolute discretion and without assigning any reason therefore, decline to register any transfer of any Share which is not a fully-paid Share. The Board may require reasonable evidence to show the right of the transferor to make the transfer.

112.	The Board may also decline to register any transfer unless:

(a)

the instrument of transfer is duly stamped (if required by law) and lodged with the Company, accompanied by the certificate for the Shares to which it relates, if any, whether in a certificated or uncertificated form in accordance with Bye-Laws 103 to 106, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of Share; and

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

113.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

114.	If the Board declines to register a transfer of Shares they shall send notice of the refusal to the transferee within three months after the date on which the transfer was lodged with the Company.

115.

No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, stop notice, order of court or other instrument relating to or affecting the title to any Share, or otherwise making an entry in the Register relating to any Share.

TRANSMISSION OF SHARES

116.

If a Member dies, the survivor or survivors (where he or she was a joint holder), and the legal personal representative (where he or she was sole holder), shall be the only person recognised by the Company as having any title to the Share. The estate of a deceased Member is not thereby released from any liability in respect of any Share held by him or her, whether solely or jointly. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, if there is no such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

117.

Any person becoming entitled to a Share in consequence of the death or bankruptcy of a Member or otherwise by operation of applicable law may elect, upon such evidence being produced as may be required by the Board as to his or her entitlement, either be registered himself or herself as a Member in respect of the Share or, instead of being registered himself or herself, to make such transfer of the Share as the deceased or bankrupt Member could have made. If the person so becoming entitled elects to be registered himself or herself, he or she shall deliver or send to the Company a notice in writing signed by him or her stating that he or she so elects. If he or she shall elect to transfer the Shares, he or she shall signify his or her election by signing an instrument of transfer of such Shares in favour of his or her transferee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Member or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Member.

118.

A person becoming entitled to a Share in consequence of the death or bankruptcy of the Member (or otherwise by operation of applicable law), upon such evidence being produced as may be required by the Board as to his or her entitlement, shall be entitled to the same dividends and other monies payable in respect of the Share as he or she would be entitled if he or she were the holder of such Share. However, he or she shall not be entitled, until he or she becomes registered as the holder of such Share, to receive notices of or to attend or vote at general meetings of the Company or (except as aforesaid) to exercise any other rights or privileges of a Member. The Board may at any time give notice requiring such person to elect either to be registered himself or herself or to transfer the Share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the Shares until the requirements of the notice have been complied with.

119.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under these Bye-Laws.

INCREASE OF CAPITAL

120.

The Company may from time to time by Resolution increase its Share capital by such sum, to be divided into new Shares of such par value, and with such rights, priorities and privileges attached thereto as the Resolution shall prescribe.

121.

The Company may, by the Resolution increasing the capital, direct that the new Shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of Shares of any class or classes in proportion to the number of such Shares held by them respectively or make any other provision as to the issue of the new Shares.

122.	The new Shares shall be subject to all the provisions of these Bye-Laws with reference to the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

123.	The Board may from time to time:

(a)	divide the Company’s issued and outstanding Shares into several classes and attach thereto any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of the Company’s share capital into Shares of larger par value than its existing Shares;

(c)	sub-divide the Company’s Shares or any of them into Shares of smaller par value than is fixed by the Memorandum of Association; and

(d)	make provision for the issue and allotment of Shares which do not carry any voting rights.

124.	The Company may from time to time by Resolution:

(a)

cancel Shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the Shares so cancelled; and

(b)	change the currency denomination of its share capital.

125.

Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the Shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Members who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the Shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his or her title to the Shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

126.

Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference Shares into redeemable preference Shares.

REDUCTION OF CAPITAL

127.

Subject to the Companies Acts, the Memorandum of Association and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued Share capital or any Share premium account in any manner.

128.

In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of Shares, those Shares to be affected.

DIVIDENDS AND OTHER PAYMENTS

129.

The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Members according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to the Bye-Laws relating to the capitalisation of profits, in paying up in full Shares in the Company to be issued to the Members credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any Shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

130.	No dividend, distribution or other monies payable by the Company on or in respect of any Share shall bear interest against the Company.

131.

Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of Shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the Shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such Shares, and shall be sent at his, her or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the Shares held by such joint holders.

132.

Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the Share into a separate account shall not constitute the Company a trustee in respect thereof.

133.

The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Members upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

RESERVES

134.

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as a reserve or reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company, and pending such application may, in its discretion, be employed in the business of the Company or be invested in such manner as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which they think it prudent not to distribute.

CAPITALISATION OF PROFITS

135.

The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any Share premium account and accordingly that such amount be set free for distribution amongst the Members or any class of Members who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any Shares in the Company held by such Members respectively or in payment up in full of unissued Shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Members, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a Share premium account may be applied only in paying up of unissued Shares to be issued to such Members credited as fully paid.

RECORD DATE

136.

Notwithstanding any other provisions of these Bye-Laws, the Board (or the Members by Resolution) may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting and to vote at any general meeting. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

ACCOUNTING RECORDS

137.

The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions and otherwise in accordance with the Companies Acts.

SERVICE OF NOTICES AND DOCUMENTS

138.

Any notice or other document (including but not limited to a Share certificate, any notice of a general meeting of the Company, any instrument of proxy and any records of account) may be sent to, served on or delivered to any Member by the Company

(a)	personally;

(b)	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Member at his or her address as appearing in the Register;

(c)	by sending it by courier to or leaving it at the Member’s address appearing in the Register;

(d)

where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an Electronic Record of it by electronic means, in each case to an address or number supplied by such Member for the purposes of communication in such manner; or

(e)

by publication of an Electronic Record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods referenced above, in accordance with the Companies Acts.

In the case of joint holders of a Share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

139.	Any notice or other document shall be deemed to have been served on or delivered to any Member by the Company

(a)	if sent by personal delivery, at the time of delivery;

(b)	if sent by post, forty-eight (48) hours after it was put in the post;

(c)	if sent by courier or facsimile, twenty-four (24) hours after sending;

(d)	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an Electronic Record by electronic means, twelve (12) hours after sending; or

(e)	if published as an Electronic Record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Member,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an Electronic Record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Member and each person becoming a Member subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a Share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a Share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

140.

Any notice or other document delivered, sent or given to a Member in any manner permitted by these Bye-Laws shall, notwithstanding that such Member is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any Share registered in the name of such Member as sole or joint holder unless his or her name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the Share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him or her) in the Share.

141.

Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Members shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director or Resident Representative pursuant to these Bye-Laws.

INDEMNITY

142.

Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage, cost or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses on a full indemnity basis properly payable) incurred or suffered by him or her by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he or she has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

143.	No Indemnified Person shall be liable to the Company for acts, defaults or omissions of any other Indemnified Person.

144.

To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him or her, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

145.

Each Member agrees to waive any claim or right of action such Member may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any act or omission of such Indemnified Person in the performance of his or her duties for the Company; PROVIDED HOWEVER, that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

146.

The Company may advance moneys to any Indemnified Person for the costs, charges, and expenses incurred by the Indemnified Person in defending any civil or criminal proceedings against them, on condition and receipt of an undertaking in a form satisfactory to the Company that the Indemnified Person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified Person.

147.

The advance of moneys would not be paid unless the advance was duly authorized upon a determination that the indemnification of the Indemnified Person was appropriate because the Indemnified Person had met the standard of conduct which would entitle the Indemnified Person to indemnification and further the determination referred to above must be made by a majority vote of the Board at a meeting duly constituted by a quorum of Directors not party to the proceedings in respect of which the indemnification is, or would be, claimed; or, in the case such meeting cannot be constituted by lack of disinterested quorum by an independent third party; or, alternatively, by a majority vote of the Members.

CONTINUATION

148.

Subject to the Companies Acts, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

AMALGAMATION, MERGER AND/OR CONSOLIDATION

149.

Any amalgamation, merger or consolidation of the Company to be effected in any manner provided for in the Companies Acts with any other company or companies, wherever incorporated, shall require the approval of the Members, by a resolution of the holders of a majority of the issued Shares of the Company entitled to vote in person or by proxy at a general meeting of the Company, and the quorum for such meeting shall be that required in Bye-Law 7.

WINDING-UP

150.	The Directors shall have power, in the name and on behalf of the Company, to present a petition to the Bermuda court for the Company to be wound up.

151.

Upon the voluntary winding up of the Company, the liquidator may, with the sanction of a Resolution of the Members, divide amongst the Members, in specie or in kind, the whole or any part of the assets of the Company, whether or not such assets consist of property of the same kind. For such purpose, the liquidator may set such value as he or she deems fair on any property to be divided and may determine how the division shall be carried out between the Members or any classes of Members. The liquidator may, with like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but no Member shall be compelled to accept any asset upon which there is a liability or potential liability for the owner, without the consent of that Member.

CHANGES TO CONSTITUTIONAL DOCUMENTS

152.	Subject to the Companies Acts, neither the Bye-Laws nor the Memorandum of Association may be amended, in whole or in part, without the approval of:

(a)	the Board, decided at a meeting by a majority of votes, and

(b)

the Members, by a resolution of the holders of a majority of the issued Shares of the Company entitled to vote in person or by proxy at a general meeting of the Company and the quorum for such meeting shall be that required in Bye-Law 7.

FORUM/GOVERNING LAW

153.

Unless a majority of the Board, acting on behalf of the Company consents in writing to the selection of an alternative forum in the United States, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended (the Securities Act).

154.

Save in respect of any cause of action arising under the Securities Act, by subscribing for or acquiring Shares, each Member submits to the exclusive jurisdiction of the courts of Bermuda all disputes (a) between himself or herself (in that Member’s capacity as such) and the Company or a Director, (b) related to or connected with any derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, against the Company and/or the Board and/or any of the directors, former directors, officers or other employees or Members individually, (c) arising out of or in connection with these Bye-Laws, or (d) otherwise, to the maximum extent permitted by applicable law. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in Shares in the capital of the Company shall be deemed to have notice of and consented to the provisions of Bye-Laws 153 to 155.

155.	The governing law of these Bye-Laws is the law of the Islands of Bermuda and these Bye-Laws shall be interpreted in accordance with the laws of Bermuda.

OTHER DEPOSITARY INTERESTS

156.

The Directors shall, subject always to applicable law and the provisions of these Bye-Laws, have power to implement or approve (or both) any arrangements which they may, in their absolute discretion, think fit in relation to (without limitation) the evidencing of title to and transfer of Depositary Interests or similar interests in shares.

157.

The Directors may from time to time take such actions and do such things as they may, in their absolute direction, think fit in relation to the operation of any such arrangements under Bye-Law 156 including, without limitation, treating Depositary Interest Holders as if they were holders directly of the shares or interests in shares represented thereby for the purposes of compliance with any obligations imposed under these Bye-Laws on members.

158.

If and to the extent that the Directors implement or approve (or both) any arrangements in relation to the evidencing of title to and transfer of Depositary Interests or similar interests in shares in accordance with Bye-Laws 157 and 158, the Directors shall ensure that such arrangements provide (in so far as is practicable):

(a)

a Depositary Interest Holder with the same or equivalent rights as a member of the Company, including, without limitation, in relation to the exercise of voting rights and provision of information; and

(b)

the Company and the Directors with the same or equivalent powers as given under these Bye-Laws in respect of a member of the Company, so that such power may be exercised against a Depositary Interest Holder and the shares or interest in shares represented by such Depositary Interest Holder.

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